Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2023 RESULTS

VERO BEACH, Fla. (February 1, 2024) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three and twelve month periods ended December 31, 2023.

Fourth Quarter 2023 Results

●	Net income of $27.1 million, or $0.52 per common share, which consists of:
●	Net interest expense of $(2.8) million, or $(0.05) per common share
●	Total expenses of $4.1 million, or $0.08 per common share
●	Net realized and unrealized gains of $34.0 million, or $0.65 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Fourth quarter and full year total dividends declared and paid of $0.36 and $1.80 per common share, respectively
●	Book value per common share of $9.10 at December 31, 2023
●	Total return of 6.05%, comprised of $0.36 dividends per common share and an $0.18 increase in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●

Orchid maintained a strong liquidity position of $200.4 million in cash and cash equivalents and unpledged securities (net of unsettled purchased securities, or 43% of stockholder’s equity as of December 31, 2023

●	Borrowing capacity in excess of December 31, 2023 outstanding repurchase agreement balances of $3,705.7 million, spread across 21 active lenders
●	Company to discuss results on Friday, February 2, 2024, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The last quarter of 2023 may prove to be a very pivotal period. At the conclusion of the third quarter of 2023 several factors were driving interest rates rapidly higher and the market fully expected rates to remain higher for an extended period.  Rapidly expanding federal deficits were a key driver and the Federal Reserve’s (the "Fed") own outlook, expressed via their quarterly “dot plots,” reflected rates remaining high through 2024. The outlook began to change in early November. The impetus was twofold.  Economic data, particularly inflation data, appeared to moderate.  The Fed reacted to this development in their public comments. Even the Chairman at the press conference at the conclusion of their December meeting strongly hinted that if inflation continued to moderate, they were done raising rates and they would likely cut rates – perhaps relatively soon.

“The markets reacted strongly to these developments.  Risk assets of all types performed very well over the balance of the fourth quarter.  Several sectors of the fixed income markets with negative year to date returns as of November 1, 2023 ended the quarter and year with positive returns.  Interest rates ended the quarter significantly lower than the levels at September 30, 2023, even after rising significantly during October. The yield on the 2-year U.S. Treasury declined by nearly 80 basis points during the fourth quarter, and the 10-year U.S. Treasury declined by approximately 70 basis points. Equity markets performed even better, with the S&P 500 finishing the quarter with a positive 11.7% return and the year with a positive 26.3% return.  Agency MBS had a relatively strong quarter, outperforming most other sectors of the fixed income markets except for municipals and emerging market high yield.  For the year, Agency MBS returns were not as strong on a relative basis, but still positive at +5.05%.

“Orchid’s book value increased over the quarter, from $8.92 at the end of the third quarter to $9.10 at December 31, 2023.  During the turbulent weeks at the beginning of the quarter as rates moved higher and mortgage performance was quite poor, we reduced leverage and decreased the size of the portfolio by approximately 15.7% with the sales focused solely in longer duration discount securities.  When the market reversed and interest rates decreased, we kept our hedge coverage constant as it appeared the market might be getting too optimistic on the magnitude and timing of rate cuts in 2024.  As we entered 2024 this proved to be a prudent step as the market has since reversed again and market pricing of Fed rates cuts in 2024 has both declined and been pushed further into the future.  Mortgages have not performed very well, having widened to comparable duration rates or swaps slightly.

“As we enter 2024 the steps taken in 2023 should serve us well.  We have reduced our exposure to lower coupon securities and increased the weighted average coupon of the portfolio from 3.47% at December 31, 2022 to 4.33% at December 31, 2023.  Our hedge strategy has protected our funding costs from increasing too high as the Fed raised overnight funding costs towards 5.5%.  In fact, our economic interest spread, which reflects the effect of our hedges, increased from 1.33% at September 30, 2023 to 2.35% at year end.  Going forward, the severe book value pressure for the bulk of the last two years appears to have abated and with our earnings having stabilized, we believe  there is room for our earnings to increase should Fed rate cuts lower our funding costs.”

Details of Fourth Quarter 2023 Results of Operations

The Company reported net income of $27.1 million for the three month period ended December 31, 2023, compared with net income of $34.9 million for the three month period ended December 31, 2022. The Company decreased its Agency RMBS portfolio during the fourth quarter of 2023, from $4.5 billion at September 30, 2023 to $3.9 billion at December 31, 2023. Interest income on the portfolio in the fourth quarter was down approximately $0.6 million from the third quarter of 2023. The yield on our average Agency RMBS increased from 4.51% in the third quarter of 2023 to 4.71% for the fourth quarter of 2023, repurchase agreement borrowing costs decreased from 5.44% for the third quarter of 2023 to 5.15% for the fourth quarter of 2023, and our net interest spread increased from (0.93)% in the third quarter of 2023 to (0.44)% in the fourth quarter of 2023.

Book value increased by $0.18 per share in the fourth quarter of 2023. The increase in book value reflects our net income of $0.52 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized gains of $0.65 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Details of Full Year 2023 Results of Operations

The Company reported a net loss of $39.2 million for the year ended December 31, 2023, compared with a net loss of $258.5 million for the year ended December 31, 2022. Interest income on the portfolio in the year ended December 31, 2023 was approximately $177.6 million and the yield on our average Agency RMBS was 4.28%. Repurchase agreement interest expense was $201.9 million during 2023 with an average cost of 5.07%.

Prepayments

For the quarter ended December 31, 2023, Orchid received $88.8 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 5.5%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2023	5.4	7.9	5.5
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0
December 31, 2022	4.9	6.0	5.0
September 30, 2022	6.1	10.4	6.5
June 30, 2022	8.3	13.7	9.4
March 31, 2022	8.1	19.5	10.7

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of December 31, 2023 and December 31, 2022:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2023
Fixed Rate RMBS	$3,877,082	99.6%	4.33%	334	1-Nov-53
Interest-Only Securities	16,572	0.4%	4.01%	223	25-Jul-48
Inverse Interest-Only Securities	358	0.0%	0.00%	274	15-Jun-42
Total Mortgage Assets	$3,894,012	100.0%	4.30%	331	1-Nov-53
December 31, 2022
Fixed Rate RMBS	$3,519,906	99.4%	3.47%	339	1-Nov-52
Interest-Only Securities	19,669	0.6%	4.01%	234	25-Jul-48
Inverse Interest-Only Securities	427	0.0%	0.00%	286	15-Jun-42
Total Mortgage Assets	$3,540,002	100.0%	3.46%	336	1-Nov-52

($ in thousands)
	December 31, 2023		December 31, 2022
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,714,192	69.7%	$2,320,960	65.6%
Freddie Mac	1,179,820	30.3%	1,219,042	34.4%
Total Portfolio	$3,894,012	100.0%	$3,540,002	100.0%

	December 31, 2023	December 31, 2022
Weighted Average Pass-through Purchase Price	$104.10	$106.41
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$95.70	$91.46
Weighted Average Structured Current Price	$13.51	$14.05
Effective Duration (1)	4.400	5.580

(1)

Effective duration of 4.400 indicates that an interest rate increase of 1.0% would be expected to cause a 4.400% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2023. An effective duration of 5.580 indicates that an interest rate increase of 1.0% would be expected to cause a 5.580% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2022. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2023, the Company had outstanding repurchase obligations of approximately $3,705.6 million with a net weighted average borrowing rate of 5.55%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $3,900.5 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at December 31, 2023 was 7.9 to 1. At December 31, 2023, the Company’s liquidity was approximately $200.4 million consisting of cash and cash equivalents and unpledged securities (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at December 31, 2023.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
RBC Capital Markets, LLC	300,275	8.1%	5.53%	$9,705	16
Citigroup Global Markets Inc	298,549	8.1%	5.55%	15,832	26
Mitsubishi UFJ Securities (USA), Inc.	284,167	7.7%	5.57%	15,761	22
J.P. Morgan Securities LLC	266,958	7.2%	5.54%	14,264	18
Cantor Fitzgerald & Co	257,999	7.0%	5.54%	12,990	44
ASL Capital Markets Inc.	244,611	6.6%	5.53%	13,391	17
Wells Fargo Bank, N.A.	218,540	5.9%	5.56%	11,522	26
Mirae Asset Securities (USA) Inc.	200,200	5.4%	5.53%	8,721	52
Merrill Lynch, Pierce, Fenner & Smith	193,715	5.2%	5.56%	13,036	16
Daiwa Securities America Inc.	179,787	4.9%	5.54%	6,862	24
ABN AMRO Bank N.V.	177,114	4.8%	5.55%	10,102	20
Bank of Montreal	169,041	4.6%	5.55%	9,112	16
StoneX Financial Inc.	168,852	4.6%	5.55%	9,023	16
Goldman, Sachs & Co	160,410	4.3%	5.56%	8,533	18
Banco Santander SA	154,412	4.2%	5.53%	7,670	71
ING Financial Markets LLC	128,758	3.5%	5.55%	5,498	16
Marex Capital Markets Inc.	115,143	3.1%	5.52%	4,385	10
DV Securities, LLC Repo	88,423	2.4%	5.55%	5,105	48
South Street Securities, LLC	80,295	2.2%	5.57%	4,131	59
Lucid Cash Fund USG LLC	9,840	0.3%	5.55%	768	18
Lucid Prime Fund, LLC	8,560	0.2%	5.54%	474	18
Total / Weighted Average	$3,705,649	100.0%	5.55%	$186,885	26

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At December 31, 2023, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements, interest rate swaption agreements, and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at December 31, 2023.

($ in thousands)
	December 31, 2023
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
March 2024 5-year T-Note futures (Mar 2024 - Mar 2029 Hedge Period)	$421,500	4.36%	4.04%	$(9,936)
March 2024 10-year Ultra futures (Mar 2024 - Mar 2034 Hedge Period)	320,000	4.38%	4.39%	$(11,393)
SOFR Futures Contracts (Short Positions)
June 2024 3-Month SOFR futures (Mar 2024 - Jun 2024 Hedge Period)	$25,000	5.08%	4.99%	$(24)
September 2024 3-Month SOFR futures (Jun 2024 - Sep 2024 Hedge Period)	25,000	4.67%	4.52%	$(39)
December 2024 3-Month SOFR futures (Sep 2024 - Dec 2024 Hedge Period)	25,000	4.27%	4.10%	$(44)
March 2025 3-Month SOFR futures (Dec 2024 - Mar 2025 Hedge Period)	25,000	3.90%	3.73%	$(43)
June 2025 3-Month SOFR futures (Mar 2025 - Jun 2025 Hedge Period)	25,000	3.58%	3.42%	$(41)
September 2025 3-Month SOFR futures (Jun 2025 - Sep 2025 Hedge Period)	25,000	3.37%	3.21%	$(39)
December 2025 3-Month SOFR futures (Sep 2025 - Dec 2025 Hedge Period)	25,000	3.25%	3.10%	$(37)
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	25,000	3.21%	3.07%	$(35)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)

5-Year T-Note futures contracts were valued at a price of $108.77 at December 31, 2023. The contract values of the short positions were $458.5 million at December 31, 2023. 10-Year Ultra futures contracts were valued at a price of $112.89 at December 31, 2023.  The contract value of the short positions was $361.3 million at December 31, 2023.

The table below presents information related to the Company’s interest rate swap positions at December 31, 2023.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$500,000	0.84%	5.64%	2.7
Expiration > 5 years	1,826,500	2.62%	5.40%	6.8
	$2,326,500	2.24%	5.45%	5.9

The following table presents information related to our interest rate swaption positions as of December 31, 2023.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions (long positions)
≤ 1 year	$1,619	$72	5.0	$800,000	5.40%	SOFR	1.0

The following table summarizes our contracts to sell TBA securities as of December 31, 2023.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2023
30-Year TBA securities:
3.00%	$(70,700)	$(59,278)	$(62,647)	$(3,369)
5.00%	(250,000)	(242,725)	(247,657)	(4,932)
5.50%	(325,000)	(322,410)	(326,803)	(4,393)
	$(645,700)	$(624,413)	$(637,107)	$(12,694)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024 YTD(1)	0.120	6,181
Totals	$66.570	$614,778

(1)

On January 10, 2024, the Company declared a dividend of $0.12 per share to be paid on February 27, 2024. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of December 31, 2023.

Book Value Per Share

The Company's book value per share at December 31, 2023 was $9.10. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2023, the Company's stockholders' equity was $469.9 million with 51,636,074 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of September 30, 2023, approximately 95.1% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At December 31, 2023, the allocation to the PT RMBS portfolio increased to approximately 95.6%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - September 30, 2023	$4,502,115	$17,833	$277	$18,110	$4,520,225
Securities purchased	77,243	-	-	-	77,243
Securities sold	(797,633)	-	-	-	(797,633)
Losses on sales	(22,642)	-	-	-	(22,642)
Return of investment	n/a	(593)	-	(593)	(593)
Pay-downs	(88,223)	n/a	-	n/a	(88,223)
Discount accretion due to pay-downs	8,067	n/a	-	n/a	8,067
Mark to market gains (losses)	198,155	(668)	81	(587)	197,568
Market value - December 31, 2023	$3,877,082	$16,572	$358	$16,930	$3,894,012

The tables below present the allocation of capital between the respective portfolios at December 31, 2023 and September 30, 2023, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2023.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2023
Market value	$3,877,082	$16,572	$358	$16,930	$3,894,012
Cash	200,289	-	-	-	200,289
Borrowings(1)	(3,705,649)	-	-	-	(3,705,649)
Total	$371,722	$16,572	$358	$16,930	$388,652
% of Total	95.6%	4.3%	0.1%	4.4%	100.0%
September 30, 2023
Market value	$4,502,115	$17,833	$277	$18,110	$4,520,225
Cash	278,217	-	-	-	278,217
Borrowings(2)	(4,426,947)	-	-	-	(4,426,947)
Total	$353,385	$17,833	$277	$18,110	$371,495
% of Total	95.1%	4.8%	0.1%	4.9%	100.0%

(1)

At December 31, 2023, there were outstanding repurchase agreement balances of $13.9 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At September 30, 2023, there were outstanding repurchase agreement balances of $14.7 million secured by IO securities and $0.5 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 8.7% and (1.1)%, respectively, for the fourth quarter of 2023. The combined portfolio generated a return on invested capital of approximately 8.2%.

($ in thousands)
Returns for the Quarter Ended December 31, 2023
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$(3,191)	$403	$-	$403	$(2,788)
Realized and unrealized gains (losses)	183,580	(668)	81	(587)	182,993
Derivative losses	(149,016)	n/a	n/a	n/a	(149,016)
Total Return	$31,373	$(265)	$81	$(184)	$31,189
Beginning Capital Allocation	$353,385	$17,833	$277	$18,110	$371,495
Return on Invested Capital for the Quarter(1)	8.9%	(1.5)%	29.2%	(1.0)%	8.4%
Average Capital Allocation(2)	$362,554	$17,203	$318	$17,521	$380,075
Return on Average Invested Capital for the Quarter(3)	8.7%	(1.5)%	25.5%	(1.1)%	8.2%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2023, we issued a total of 13,190,039 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $129.9 million, and net proceeds of approximately $127.8 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,315 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through December 31, 2023, the Company repurchased a total of 4,748,361 shares at an aggregate cost of approximately $74.2 million, including commissions and fees, for a weighted average price of $15.63 per share. During the year ended December 31, 2023, the Company repurchased a total of 1,072,789 shares at an aggregate cost of approximately $9.4 million, including commissions and fees, for a weighted average price of $8.79 per share. Subsequent to December 31, 2023, the Company repurchased a total of 332,773 shares at an aggregate cost of approximately $2.8 million, including commissions and fees, for a weighted average price of $8.35 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, February 2, 2024, at 10:00 AM ET. The conference call may be accessed by dialing toll free (800) 715-9871. The conference passcode is 8307491. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until March 1, 2024.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding costs, prepayment speeds, portfolio positioning and repositioning, hedging levels, book value, leverage ratio, earnings, dividends, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, future opportunities and prospects of the Company, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2023 and 2022, and the unaudited quarterly statements of operations for the twelve and three months ended December 31, 2023 and 2022. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	December 31, 2023	December 31, 2022
ASSETS:
Mortgage-backed securities	$3,894,012	$3,540,002
U.S. Treasury securities	148,820	36,382
Cash, cash equivalents and restricted cash	200,289	237,219
Accrued interest receivable	14,951	11,519
Derivative assets, at fair value	6,420	40,172
Other assets	455	442
Total Assets	$4,264,947	$3,865,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$3,705,649	$3,378,445
Payable of investment securities purchased	60,454	-
Dividends payable	6,222	5,908
Derivative liabilities, at fair value	12,694	7,161
Accrued interest payable	7,939	9,209
Due to affiliates	1,013	1,131
Other liabilities	1,031	25,119
Total Liabilities	3,795,002	3,426,973
Total Stockholders' Equity	469,945	438,763
Total Liabilities and Stockholders' Equity	$4,264,947	$3,865,736
Common shares outstanding	51,636,074	36,764,983
Book value per share	$9.10	$11.93

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022
Interest income	$177,569	$144,633	$49,539	$31,898
Interest expense	(201,918)	(61,708)	(52,325)	(29,512)
Net interest (expense) income	(24,349)	82,925	(2,786)	2,386
Gains (losses) on RMBS and derivative contracts	3,654	(323,929)	33,977	36,728
Net portfolio (loss) income	(20,695)	(241,004)	31,191	39,114
Expenses	18,531	17,449	4,064	4,188
Net (loss) income	$(39,226)	$(258,453)	$27,127	$34,926
Other comprehensive income	17	-	1	-
Comprehensive net	$(39,209)	$(258,453)	$27,128	$34,926

Basic and diluted net (loss) income per share	$(0.89)	$(6.90)	$0.52	$0.95
Weighted Average Shares Outstanding	44,649,039	37,464,671	52,396,001	36,786,056
Dividends Declared Per Common Share:	$1.800	$2.475	$0.360	$0.480

	Three Months Ended December 31,
Key Balance Sheet Metrics	2023	2022
Average RMBS(1)	$4,207,118	$3,370,608
Average repurchase agreements(1)	4,066,298	3,256,153
Average stockholders' equity(1)	468,393	419,570
Adjusted leverage ratio(2)	7.9:1	7.7:1
Economic leverage ratio(3)	6.7:1	6.3:1

Key Performance Metrics
Average yield on RMBS(4)	4.71%	3.79%
Average cost of funds(4)	5.15%	3.63%
Average economic cost of funds(5)	2.36%	2.47%
Average interest rate spread(6)	(0.44)%	0.16%
Average economic interest rate spread(7)	2.35%	1.32%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.